Exhibit 16
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                                         November 10, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


Re:      International Travel CD's, Inc.


Ladies and Gentleman:

We were previously the principal accountants for International Travel CD's, Inc. and we reported on the financial statements of International Travel CD's, Inc. as of June 30, 2003 and 2002, and for the years then ended. On November 6, 2003, our appointment as principal accountants was terminated. We have read the statements made by International Travel CD's, Inc. under Item 4 of its Form 8-K, dated November 10, 2003, and we agree with the statements concerning our firm in such Form 8-K.

Yours truly,

/s/ Cordovano and Harvey, P.C.

Cordovano and Harvey, P.C.